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                                                                   EXHIBIT 10.26


                          THE EDISON PROJECT L.P.
                          529 Fifth Avenue, 12th Floor
                          New York, New York 10017

                                 March 15, 1995

John Chubb
c/o The Edison Project L.P.
529 Fifth Avenue, 12th Floor
New York, New York 10017

Dear John:

         This letter supersedes and replaces any other employment agreement which may be in effect between you and The Edison Project L.P., a Delaware limited partnership (formerly known as Whittle Schools L.P.) ("Edison") as of the date hereof.

         The term of your employment commences as of the date hereof and ends on June 30, 1996 and shall be automatically renewed for successive one year terms, unless terminated earlier as provided below.

         Your annual base salary will be $200,000. You are entitled to receive within 30 days from the date hereof a one-time cash transition payment of $110,000. You will be entitled to the standard company benefits for executives at your level as in effect from time to time, a current schedule of which is attached. You will receive three weeks of vacation in addition to the official company holidays.

         Edison shall have the right to terminate your employment without cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. If Edison terminates your employment without cause, Edison will pay you as severance pay your base salary for a period beginning on the effective date of the termination and ending the later of June 30, 1996 or six months after the effective date of the termination, provided that if you become employed or accept employment elsewhere during such period the amounts otherwise payable to you under this sentence shall be reduced by the total amount of any compensation you earn from such employment during such period. In consideration of such severance pay, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time. Payments made to you as reimbursement for documented expenses are not constitute compensation for purposes of this paragraph. All amounts payable under the provisions of this paragraph will be made on the dates you would have received such amounts had your employment with Edison not been terminated.

         If prior to June 30, 1996 Edison terminates your employment and such termination is either (a) not voluntary or (b) a result of the cessation of the Edison
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business, then, in the event that upon the sale of your current New Jersey residence you realize an amount less than your purchase price for such residence, Edison will reimburse you for the amount of such loss and any transaction costs, fees, commissions and taxes related to such sale up to $100,000. You shall be solely responsible for any tax liabilities resulting from such reimbursement. The provisions of the preceding sentence supersede and replace any prior relocation expense arrangement which may be in effect between you and Edison as of the date hereof.

         Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) insubordination or disregard of directives of Edison's Board of Directors or of the Chief Executive Officer of Edison (or any other Edison officer to whom you report); (2) commission of a willful act which constitutes a breach of your duty of loyalty to Edison; (3) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (4) engagement in gross or persistent misconduct injurious to Edison, its general partners or affiliates; (5) conviction of a crime of moral turpitude or of a felony; or (6) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         In return for the compensation payments set forth above, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of Edison.

         It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be required in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others during the term of your employment with Edison and applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison.

         You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison, for example, the business of managing public and private schools for profit, but a "competing" business shall not include the traditional non-profit education business, so long as such activities do not violate the confidentiality provisions of this
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agreement. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. Additionally, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison for a period of one year after you leave Edison.

         By your signature below, you specifically release and discharge Edison, its current and former general partners and their respective officers, directors, employees, agents, attorneys, and affiliates (collectively, the "Released Parties") from any and all claims relating to any bonus arrangements you may have with Edison. You understand and acknowledge that this release is a condition to the Edison refinancing occurring on the date hereof. This release shall be binding upon your executors, administrators, successors and assigns and shall inure to the benefit of the successors and assigns of the Released Parties.

         This letter agreement is governed by the laws of the State of New York.

         Please sign below to evidence your agreement to the foregoing, and return the duplicate copy to me for our records.



                                                     Sincerely,

                                                     /s/ Benno C. Schmidt
                                                     -------------------------
                                                         Benno C. Schmidt


ACCEPTED AND AGREED

/s/ John E. Chubb
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    John E. Chubb


         3/14/95
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Date